Exhibit 99.1

Conference call:	Today, March 15 at 4:30 P.M. EST
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	(212) 231-2907 (415) 226-5361

Wave Q4 Revenues Rose 35% to $7.0 Million and

2010 Revenues Increased 38% to $26.1 Million

Q4 Total Billings Rose 100% to $14.2 Million

and 2010 Billings Increased 54.8 % to $32.4 Million

Lee, MA—March 15, 2011—Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported financial results for the fourth quarter (Q4) and year ended December 31, 2010.

Reflecting ongoing progress in enterprise software license sales, as well as increased shipments of Wave’s software bundled with enterprise PCs featuring a Trusted Platform Module (TPM) security chip and/or a self-encrypting drive (SED), Wave’s Q4 ’10 net revenues rose 35% to $7.0 million versus $5.2 million in Q4 ’09. Q4 ’10 net revenues also rose 5% over Q3 ’10 net revenues of $6.7 million, principally due to the increase in consulting services revenues related to a U.S. government contract. As a result of increased enterprise sales activity and a substantial global automaker order in late December, total billings increased 100% to $14.2 million in Q4 ’10, compared to total billings of $7.1 million in Q4 ’09. Net revenue is reconciled to total billings in the tables below.

Wave’s R&D expense rose 22.6% versus Q4 ’09, but declined 16.3% as compared to Q3 ’10, during which period the company had greater engineering and product development requirements for its expanded base of OEM partners.  Q4 ’10 SG&A expense rose 38.6% versus Q4 ’09 and increased 21.0% compared to Q3 ’10 as Wave increased its sales and marketing activity, business development and added new personnel to better address growing enterprise and government interest in trusted computing solutions. While still in the formative stages of the trusted computing market, Wave’s strategy is to invest as actively in R&D and sales and marketing as its revenue growth will allow.

Reflecting higher levels of SG&A, Wave’s Q4 ’10 net loss increased to $1.2 million, or $0.01 per basic and diluted share, compared to a Q4 ’09 net loss of $1.0 million, or $0.01 per basic and diluted share, and a Q3 ’10 net loss of $1.2 million, or $0.01 per basic and diluted share. Per-share figures are based on a weighted average number of basic shares outstanding in the fourth quarters of 2010 and 2009 and the third quarter ended September 30, 2010, respectively, of 81.2 million, 73.9 million and 80.9 million.

As a result of increased revenues, partially offset by increasing expenses, Wave reported negative EBITDAS of $421,000 for Q4 ’10, compared to negative EBITDAS of $513,000 in Q4 ’09.  EBITDAS is a non-GAAP measure defined as earnings before interest income (expense), income taxes, depreciation and amortization and stock-based compensation expense.  Net loss is reconciled to EBITDAS below.

For the full year 2010, Wave’s revenue rose 37.9% to $26.1 million; total billings increased 54.8% to $32.4 million; net loss increased to $4.1 million, or $0.05 per basic and diluted share, compared to its 2009 net loss of $3.3 million, or $0.05 per basic and diluted share; and Wave’s negative EBITDAS improved to $888,000 as compared to negative EBITDAS of $1.3 million in 2009. Per-share figures are based on a weighted average number of basic shares outstanding during 2010 and 2009, respectively, of 79.9 million and 68.5 million.

As of December 31, 2010, Wave’s total current assets increased 85.6% to $15.5 million as compared to $8.4 million at September 30, 2010 and increased 160.3% compared to $6.0 million at December 31, 2009. The improvement is principally due to a 273.6% increase in accounts receivable to $11.6 million as compared to $3.1 million in Q3 ’10, resulting from increasing enterprise software and maintenance sales and in particular, the impact of $8.1 million in global automaker orders. Cash and cash equivalents rose to

$3.6 million at December 31, 2010, as compared to $1.9 million at December 31, 2009, but declined compared to cash and cash equivalents of $4.9 million as of September 30, 2010. In the first quarter of 2011, Wave received cash payments totaling $8.1 million for software licenses and maintenance for its global automaker order, which will be reflected in its March 31, 2011 balance sheet.

Total current liabilities rose to $12.9 million at December 31, 2010, including $8.5 million of deferred revenue, as compared to total current liabilities of $7.1 million, including deferred revenue of $2.6 million as of September 30, 2010 and to total current liabilities of $8.0 million, including deferred revenue of $3.5 million at December 31, 2009.

Steven Sprague, President and CEO of Wave Systems, commented, “We ended 2010 with a strong fourth quarter, capped by $5.2 million in additional orders from a global automaker, indicative of their satisfaction with the value, performance and ease of use of our EMBASSY software solution. This activity helped drive billings for the quarter and full year to all-time highs for our company. Approximately $6.7 million related to the automaker orders is expected to be recorded ratably as revenue throughout 2011, providing approximately $1.2 million in incremental quarterly revenue from this customer as compared to 2010.

“And 2011 is off to a strong start with recent announced deployments with customers including Saint Barnabas Healthcare and the South Carolina Department of Revenue. Importantly, we are seeing a greater number of customers that are willing to publicly acknowledge their selection of Wave’s security solutions as well as to discuss their experiences with our products.  We believe that this visibility is important to our sales and marketing efforts as it helps to raise awareness of our solutions, while providing third-party endorsements that can facilitate decision making on other potential deployments. This exposure, coupled with milestone announcements from our storage partners Seagate and Samsung, continues to help drive awareness in the market.”

“We are also seeing continued momentum with our OEM business,” Sprague added.  “Acer has made Wave a core component of its Acer Proshield application that comes standard on Acer and Gateway PCs equipped with a TPM. Our partnership with Dell remains strong, as they have shipped more than 77 million copies of our software to date.  Beginning next month Wave’s software will be included in the next generation release of the Dell Data Protection/Access application on select E-family platforms. Wave powers this application’s support for a range of authentication options that include fingerprint, common access cards, contact- and contact-less smart cards, as well as features that support the use of both TPMs and self-encrypting drives. And our relationship with HP continues to develop as they learn how our solutions can support their customers’ security needs.

“With expanding global awareness and demonstrations of the benefit of trusted computing solutions, expanding PC OEM engagement, growing awareness of the use of TPMs within the government, and continued enhancements to our software, we believe that Wave is well positioned for further progress in 2011.”

Summary of Recent Progress/Developments:

•                  Global Automaker Expands Deployment of Wave Software. In December Wave received $5.2 million in additional license and maintenance orders on behalf of a U.S.-based automotive company that is accelerating its deployment of SEDs and Wave’s solution to protect data on laptops. The orders increased the total value of the customer’s software/maintenance deployment to $10.9 million.

•                  Wave customers Saint Barnabas Healthcare System, South Carolina Department of Revenue  highlighted their deployments in public announcements and the media.

•                  PricewaterhouseCoopers and Dendreon Presented at RSA Conference 2011. PwC, the global auditing, tax and advisory firm, detailed its use of TPMs and Wave software for authentication.  Dendreon, a Seattle-based pharmaceutical firm, discussed its use of SEDs managed by Wave to secure confidential company data and intellectual property.

•                  SED Deployments Continue to Gain Momentum as Seagate Self-Encrypting Drive Shipments
Top 1 Million Units

•                  American Bar Association Publishes Data Breach & Encryption Handbook co-written by Wave Chief Scientist Dr. Robert Thibadeau.  In this groundbreaking discussion of data breaches and the associated legal complexities and risks, Dr. Thibadeau reviews the outlook for encryption solutions in two key chapters: “Encryption Best Practices” and “The Self-Encrypting Drive.”

•                  Department of Defense Information Assurance Symposium.  Last Thursday Wave CEO Steven Sprague showcased advanced uses of trusted computing and Wave’s Dr. Thibadeau discussed securing the endpoint of the mobile device, an area of future opportunity for Wave. Wave also exhibited at the associated Information Assurance Exhibition.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as data protection, strong authentication, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of over 100 companies that forged open standards for hardware-based security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM) and supports the self-encrypting drive (SED) standard, Opal.  TPMs are included on an estimated 350 million PCs and are standard equipment on many enterprise-class PCs shipping today.  Self-encrypting drives are also a growing segment of the data protection market, offering increased security and better performance than existing software-based encryption solutions.  Using TPMs and/or SEDs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:

Gerard T. Feeney, CFO

Wave Systems Corp.

413-243-1600

info@wavesys.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Net revenues:
Licensing	6,340,419	5,140,132	24,736,029	18,013,043
Services	696,820	73,120	1,314,763	875,836
Total net revenues	$7,037,239	$5,213,252	$26,050,792	$18,888,879
Operating expenses:
Cost of net revenues - licensing	311,227	293,661	1,177,114	876,723
Cost of net revenues - services	165,586	65,298	599,704	521,168
Selling, general and administrative	5,161,624	3,723,901	18,092,489	12,992,715
Research and development	2,608,846	2,127,320	10,288,460	7,825,058
Total operating expenses	8,247,283	6,210,180	30,157,767	22,215,664
Operating loss	(1,210,044)	(996,928)	(4,106,975)	(3,326,785)
Net interest expense	(3,251)	(3,626)	(15,842)	(19,466)
Net loss	(1,213,295)	(1,000,554)	(4,122,817)	(3,346,251)
Loss per common share — basic and diluted	$(0.01)	$(0.01)	$(0.05)	$(0.05)
Weighted average number of common shares outstanding during the period	81,209,017	73,893,750	79,924,475	68,526,572

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedule

(Unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Total net revenues	$7,037,239	$5,213,252	$26,050,792	$18,888,879
Increase in deferred revenue	7,197,729	1,901,162	6,303,168	2,016,817

Total billings (Non-GAAP)	$14,234,968	$7,114,414	$32,353,960	$20,905,696

Net loss as reported	$(1,213,295)	$(1,000,554)	$(4,122,817)	$(3,346,251)
Interest expense	3,251	3,626	15,842	19,466
Income tax (benefit) expense	—	—	—	—
Depreciation and amortization	57,293	68,260	404,795	259,210
Stock-based compensation expense	731,403	415,408	2,813,816	1,724,874

EBITDAS (Non-GAAP)	$(421,348)	$(513,260)	$(888,364)	$(1,342,701)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the volume of our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.   EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$3,595,076	$1,900,014
Accounts receivable, net of allowance for doubtful accounts of $-0- at December 31, 2010 and 2009, respectively	11,594,549	3,850,020
Prepaid expenses	319,209	207,343
Total current assets	15,508,834	5,957,377
Property and equipment, net	507,247	237,237
Amortizable intangible assets, net	953,333	—
Other assets	114,469	133,311
Total Assets	17,083,883	6,327,925

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	4,399,579	4,441,658
Current portion of capital lease payable	66,770	61,857
Deferred revenue	8,454,029	3,500,861
Total current liabilities	12,920,378	8,004,376
Long-term portion of capital lease payable	116,734	183,505
Long-term deferred revenue	1,350,000	—
Total liabilities	14,387,112	8,187,881

Stockholders’ Equity (Deficit):
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 81,331,737 shares issued and outstanding in 2010 and 75,211,054 in 2009	813,317	752,110
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 35,556 shares issued and outstanding in 2010 and 38,232 in 2009	355	382
Capital in excess of par value	354,042,031	345,423,667
Accumulated deficit	(352,158,932)	(348,036,115)
Total Stockholders’ Equity (Deficit)	2,696,771	(1,859,956)
Total Liabilities and Stockholders’ Equity (Deficit)	$17,083,883	$6,327,925

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